Exhibit 99.1

1313 North Market Street
P.O. Box 951
Wilmington, DE 19801- 0951
302 984 6000
www.potteranderson.com

Michael A. Pittenger
mpittenger@potteranderson.com
302 984-6136 Direct Phone
302 778-6136 Fax

August 23, 2023

VIA E-MAIL AND FEDEX

John J. Harrington

Baker & Hostetler LLP

Key Tower, Suite 2000

127 Public Square

Cleveland, Ohio 44114-1214

Re:	AIM ImmunoTech Inc.
Response to Purported Notice of Stockholder Intent to Nominate Individuals for Election as Director at the 2023 Annual Meeting of Stockholders of AIM ImmunoTech Inc.

Dear Mr. Harrington:

On behalf of my client, AIM ImmunoTech Inc., a Delaware corporation (the “Company” or “AIM”), I am writing in response to the letter from Ted D. Kellner, dated as of August 4, 2023 (the “Notice”), purporting to serve as notice to the Company of Mr. Kellner’s intent to nominate himself, Todd Deutsch and Robert L. Chioini as nominees to be elected to the Company’s board of directors (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Bylaws (as defined below) or, as applicable, the Company’s Directors and Officers Questionnaire in the form furnished to Mr. Kellner on July 31, 2023 (the “Questionnaire”).

Section 1.4 of the Company’s Restated and Amended Bylaws (the “Bylaws” and such Section 1.4, the “Advance Notice Bylaw”) sets forth the requirements for nominating persons for election to the Board at a duly held meeting of stockholders of the Company. No stockholder may nominate persons for election to the Board absent compliance with such provisions.

As described in detail in this letter, the Notice does not satisfy the requirements of the Advance Notice Bylaw in numerous respects. Among other things, the Notice fails to describe certain agreements, arrangements and understandings (“AAUs”) accurately and completely – or omits disclosure of AAUs – required to be disclosed and described under the Advance Notice Bylaws with respect to the purported nominations and the attempted nominations in 2022. In addition, the Notice omits information or includes materially false information regarding nominee qualifications and experience and in numerous cases fails to provide material information required by the Advance Notice Bylaw, including, without limitation, regarding certain Stockholder Associated Persons, ownership information, dates of first contact with Stockholder Nominees, line-item requirements under the federal proxy rules, and Schedule 13D information regarding Stockholder Associated Persons.

I. The Notice Fails to Provide a Complete and Accurate Description of All Agreements, Arrangements or Understandings Required to be Disclosed Under the Advance Notice Bylaw

The Notice fails to provide a complete and accurate description of all AAUs with respect to Mr. Kellner’s purported nominations and the Company (or prior efforts to nominate) that are required to be disclosed under the Bylaws.

Section 1.4(c)(1)(D) of the Bylaws requires that the Notice include “a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among any two or more of any Holder, any Stockholder Associated Person (as such terms ‘Holder’ and ‘Stockholder Associated Person’ are defined in this Section 1.4), any Stockholder Nominee, any immediate family member of such Stockholder Nominee, any Affiliate or Associate of such Stockholder Nominee, any person or entity acting in concert with any of the foregoing persons or entities with respect to the nominations or the Corporation (including the full legal name (and any alias names) of any such person or entity acting in concert), and/or any other person or entity (including the full legal name (and any alias names) of any such person or entity), existing presently or existing during the prior twenty-four (24) months relating to or in connection with the nomination of any Stockholder Nominee or any other person or persons for election or re-election as a director of the Corporation, or pursuant to which any such nomination or nominations are being made, or relating to or in connection with the funding or financing of any nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re-election to the Board of Directors, including, without limitation, the funding or financing of any proxy solicitation or litigation relating to such nomination or nominations”.

Section 1.4(c)(1)(E) of the Bylaws requires that the Notice include “(i) a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among each Holder and/or any Stockholder Associated Person (as such terms ‘Holder’ and ‘Stockholder Associated Person’ are defined in this Section 1.4), on the one hand, and any Stockholder Nominee, on the other hand, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation), and/or (y) to nominate, submit, or otherwise recommend the Stockholder Nominee for appointment, election or re-election (or, for the avoidance of doubt, as a candidate for appointment, election or re-election) to any officer, executive officer or director role of any publicly listed company (including the Corporation), in each case, during the past ten (10) years; and (ii) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (i)”.

Section 1.4(c)(1)(J) of the Bylaws requires that the Notice include “a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements or understandings (whether written or oral) existing presently, that existed during the past three (3) years or that were offered during the past three (3) years (whether accepted or declined), and any other material relationships, between or among any Holder or any Stockholder Associated Person, on the one hand, and the Stockholder Nominee, any member of the immediate family of such Stockholder Nominee, and/or the Stockholder Nominee’s respective Affiliates and Associates, on the other hand (including the full legal names (and any alias names) of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (‘Regulation S-K’) under the Securities Act of 1933 (the ‘Securities Act’) (or any successor provision), if any Holder or any Stockholder Associated Person were the ‘registrant’ for purposes of such rule and such Stockholder Nominee were a director or executive officer of such registrant.”

Section 1.4(i)(6) of the Bylaws defines “Holder” as “the Noticing Stockholder [(i.e., Mr. Kellner)] and each beneficial owner [(e.g., Mr. Deutsch)], if any, on whose behalf the nomination is made or other business is being proposed.” Section 1.4(i)(8) defines “Stockholder Associated Person,” in relation to any Holder, as “(i) any person acting in concert with such Holder with respect to the Stockholder Proposal or the Corporation, (ii) any person controlling, controlled by, or under common control with such Holder or any of their respective Affiliates and Associates, or a person acting in concert therewith with respect to the Stockholder Proposal or the Corporation, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder.” It also defines the terms “Affiliate” and “Associate” as having the meanings attributed to them under Rule 12b-2 of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”).

AAUs Regarding the 2022 Annual Meeting

The Notice omits disclosures and contains misleading and incomplete disclosures about Mr. Chioini’s AAUs with several persons who acted in concert with him (as well as with Messrs. Kellner and Deutsch) and who are Stockholder Associated Persons (e.g., Jonathan Jorgl, Franz Tudor, Michael Xirinachs, Paul Tusa, River Rock Advisors LLC (“River Rock”)) relating to Mr. Jorgl’s attempted nominations of Messrs. Chioini and Rice in 2022, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. As the Delaware Court of Chancery explained in its October 28, 2022 opinion denying Mr. Jorgl’s motion for a preliminary injunction, the discovery in the 2022 litigation confirmed that “a web of individuals had worked together to bring Jorgl’s nomination forward.” Jorgl v. AIM ImmunoTech Inc., 2022 WL 16543834, at *1 (Del. Ch. Oct. 28, 2022). Mr. Chioini had AAUs with Messrs. Jorgl, Tudor, Xirinachs, Tusa, and Mr. Tusa’s entity River Rock, among others, to, among other things, conceal the significant involvement of Messrs. Tudor and Xirinachs in the 2022 nomination efforts, including (x) Mr. Tudor’s significant role in initiating, planning,1 and developing legal strategies for the nomination process, selecting the nominees, searching for and identifying stockholders to be the “face” of the nominations, and otherwise coordinating with Messrs. Chioini and Xirinachs in relation to the nomination efforts, and (y) Mr. Xirinachs’ significant role in planning and developing legal strategies for the nomination process,2 conspiring with Messrs. Chioini, Tudor, and Rice on plans for AIM if the nominations were successful, promising to finance the nominations and related litigation, and holding out Mr. Tusa and River Rock as the named funding source to conceal Mr. Xirinachs’ involvement and his funding commitment, even though there was never an intent (or ability) for Mr. Tusa and River Rock to provide the financing. As the Court of Chancery found, “it appears that Tudor and Xirinachs were working with Chioini and others to devise legal strategies and formulate a plan for the proxy contest. They engaged in advance planning towards a common end: to find an AIM stockholder who would transfer shares into record name and serve as the ‘face’ of their nomination. That stockholder was Jorgl.” Jorgl, 2022 WL 16543834 at *13. The Court also explained that the actions of Mr. Tudor and Mr. Xirinachs “appear purposefully directed toward a shared goal of taking control of the Board.” Id. The conspirators also had an AAU to structure the enterprise to involve different cells of individuals, with only certain participants in each cell communicating with participants in other cells, in a further effort to conceal the involvement of Messrs. Tudor, Xirinachs, Kellner, Deutsch, and others in the nominations and to attempt to justify Mr. Jorgl’s feigned ignorance of certain information required to be disclosed in his nomination notice (the “Cell Structure AAU”). See, e.g., id. at *1 (“a web of individuals had worked together to bring Jorgl’s nomination forward.”).

1 See, e.g., id. at *13 (“Tudor launched the effort in the spring, leading to Lautz’s nomination of Chioini and Ring. When that failed, Tudor tried again. Chioini put Tudor in touch with Rice as a possible nominee, and Rice asked Jorgl to become a stockholder and serve as the nominator. Tudor went dark around the time Jorgl entered the picture in late June, though Kellner’s contemporaneous notes the day after the Notice was submitted make clear that Tudor maintained some involvement.”); id. at *7 (“Kellner’s handwritten notes of the call state: ‘Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini.’ Jorgl’s nomination was not yet public.”).

2 See, e.g., id. at *13 (“Behind the scenes, Xirinachs was working with counsel and Chioini to put the ‘AIM process in[to] full swing.’”).

Most of these AAUs are not mentioned or acknowledged at all in the Notice. As to those that are mentioned or alluded to, the Notice provides information that is, at best, misleading. For example, it contains false and misleading statements about when Mr. Xirinachs first had AAUs regarding the nominations with Messrs. Chioini, Tudor, and others, claiming he only reached an AAU with any other party shortly after Mr. Jorgl submitted a nomination notice on July 8, 2022. However, Mr. Xirinachs had long been working with Messrs. Chioini and Tudor (since at least April 2022) on the nomination conspiracy; Messrs. Xirinachs, Chioini, and Tudor had one or more AAUs in place regarding the planned nominations well before July 8, 2022. These AAUs are evidenced by, among other things, the “common interest” privilege that Messrs. Chioini and Xirinachs asserted in the 2022 litigation with respect to numerous pre-July 8 communications they had with counsel to craft and plot the nomination process, including commenting on the draft Jorgl nomination notice. Id. at *13 n.152 (noting that Chioini’s and Xirinachs’s “assertion of the common interest privilege implie[d] that the parties .. . . were working together towards a shared objective”). The Notice falsely portrays the nature, scope, and significance of Mr. Xirinachs’ pre-July 8 role in the 2022 nomination process and omits the existence of Mr. Chioini’s and Mr. Tudor’s pre-July 8 AAUs with him concerning the nominations. Id. at *7 (“The extent and subject of these communications seem to belie Jorgl’s position that Xirinachs remained on the periphery through July 8.”). The Notice also provides a knowingly false narrative regarding AAUs concerning the funding of Mr. Jorgl’s 2022 nominations, including untruthful statements concerning the timing of Mr. Xirinachs’ commitment to fund the nominations (and related litigation) and a false narrative concerning the role of Mr. Tusa and River Rock in funding the 2022 nominations. The Notice omits that the conspirators (including Messrs. Chioini and Xirinachs) never truly intended that River Rock would be a funding source; rather, the plan all along was for Mr. Xirinachs to secretly channel funds through River Rock in order to conceal his involvement and funding commitment, given that he had recently pled guilty to wire fraud and had been found liable for securities law violations in a civil suit. The Notice also fails to acknowledge the Cell Structure AAU among Mr. Chioini and other members of the conspiracy. Mr. Chioini was also involved in AAUs to avoid or postpone formalization of nomination-related AAUs to conceal the involvement of participants in the conspiracy and to concoct a justification for Mr. Jorgl’s feigned ignorance of certain information required to be disclosed in his nomination notice. That too is not disclosed in the Notice.

The Notice also contains misleading and inaccurate disclosures about Mr. Chioini’s AAUs with Messrs. Lautz, Tudor, and Daniel Ring in 2022 relating to Lautz’s failed nominations of Chioini and Ring and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. It intentionally downplays Mr. Chioini’s role in that effort and omits mention of any AAUs reached with Messrs. Tudor, Lautz, and Ring in connection with that effort.

The Notice also omits and contains misleading and incomplete disclosures about Messrs. Deutsch’s and Kellner’s involvement in the 2022 nominations and their AAUs with Mr. Tudor and other individuals acting in concert with them. This includes their AAUs with Mr. Tudor to locate director candidates for the 2022 nominations, to identify a “face” to make the 2022 nominations (initially, Mr. Lautz and ultimately, Mr. Jorgl), to structure a group of stockholders with aggregate ownership of more than 15% of AIM shares (by Mr. Kellner’s estimation) to support the dissident nominees, to spin out AIM’s oncology business as a separate company if Mr. Tudor’s chosen nominees obtained control of the Board, and to knowingly participate in an enterprise structured to involve different cells, as explained above, in order to evade detection of the full scope of their group, the identity of its participants, and the involvement of felons.

AAUs Regarding the 2023 Annual Meeting

The Notice also fails to disclose AAUs reached in November or December 2022 among Messrs. Chioini, Rice, Kellner, and Deutsch regarding their collective action and planning toward the shared goal of nominating persons for election to the Board in 2023 and it inaccurately and misleadingly portrays the scope of their existing AAUs at that time, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. These deficiencies are evidenced by, among other things, communications by Baker & Hostetler LLP (“BakerHostetler”) to AIM’s counsel in November and December, on behalf of BakerHostetler’s clients Mr. Chioini and Mr. Rice. In November 2022, BakerHostetler sent a letter to AIM advocating for the Board to appoint Mr. Chioini and Mr. Rice to the Board. In a follow up discussion on December 5, 2022, again on behalf of Mr. Chioini and Mr. Rice, BakerHostetler stated that they would be amenable to putting mutually agreeable directors on the AIM Board, but that they were “impatient” and if an agreement could not be reached by the end of December, they would be “better organized next year” and were “ready to come out guns blazing.” As Messrs. Chioini and Rice have both represented that they do not own any AIM stock, that threat could be made only because Messrs. Chioini and Rice had one or more undisclosed AIM stockholders backing them or planning with them toward their shared goal at the time. Messrs. Kellner and Deutsch are now represented by the same counsel who made those threats, and they, together with Mr. Chioini, are carrying through with the threats. The Notice discloses that Messrs. Kellner and Deutsch were discussing nominations with Mr. Chioini in late 2022, but fails to provide specific dates and is vague on the details. That timeframe corresponds with the time that BakerHostetler was making the “guns blazing” threat and, likely not coincidently, is shortly after Mr. Deutsch hired Mr. Tudor in October 2022. Yet the Notice not only fails to disclose any AAUs among Messrs. Kellner, Deutsch, Chioini, Rice, and Tudor in late 2022, it falsely suggests Messrs. Kellner and Deutsch did not enter into any AAU with Mr. Chioini regarding the 2023 nominations until July 2023.

The Notice also omits and contains false, misleading, and incomplete disclosures about Messrs. Kellner, Deutsch, and Chioini’s AAUs with each other and with their other collaborators, including Messrs. Xirinachs and Tudor, relating to the 2023 nominations, and therefore fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws. Given that Mr. Chioini owns no AIM stock but has nevertheless been planning with Messrs. Tudor and Xirinachs and others to take over AIM for well over a year, it is not credible that he has no AAUs (and has had no such AAUs in the past 24 months) concerning an employment, advisory, or consulting role with AIM or transactions involving AIM in the event the group obtains control of the Board. Moreover, Mr. Chioini is already on the hook, jointly with Mr. Xirinachs, for approximately $2.0 million in expenses related to the 2022 nomination efforts at AIM—with $1.3 million still outstanding—and has now agreed to bear a share of the potentially significant additional expenses in connection with the 2023 nominations. As Mr. Chioini has represented that he does not own any AIM shares and the AIM non-employee director compensation is set at $125,000/year, it strains the imagination to accept that Chioini is purely motivated by the promise of a directorship at AIM and has no AAUs beyond seeking reimbursement of all 2022–23 expenses. Yet no such AAUs are disclosed in the Notice. Equally not credible are the statements in the Notice contending that none of Messrs. Chioini, Kellner, or Rice has any ongoing or new AAUs with Mr. Xirinachs regarding the 2023 nominations. This is implausible, particularly given Mr. Xirinachs significant role in planning, funding, and developing legal strategies (along with Mr. Chioini and others) for the 2022 nominations and the commitment of Messrs. Chioini, Kellner and Deutsch, if elected in conjunction with Mr. Kellner’s attempted 2023 nominations, to seek to cause AIM to reimburse the fees and expenses associated with Mr. Jorgl’s failed 2022 nomination efforts and related litigation, for which Messrs. Chioini and Xirinachs are both responsible. Likewise, the Notice’s statement that there are no AAUs with Mr. Tudor “with regard to the instant nomination notice and related efforts” is not credible, given Mr. Tudor’s prominent role in initiating and planning the 2022 nomination efforts, selecting the nominees, and coordinating with Messrs. Chioini, Deutsch, and Kellner, as well as his current employment by Mr. Deutsch.

* * *

The failure by Mr. Kellner to provide truthful and full disclosure of the foregoing matters clearly fails to satisfy the requirements of Section 1.4(c)(1)(D), Section 1.4(c)(1)(E) and Section 1.4(c)(1)(J) of the Bylaws and appears designed to mislead AIM’s stockholders and deprive them of information needed to make fully informed decisions should Messrs. Kellner, Deutsch, and Chioini stand for election. An important purpose of advance notice bylaws, including the Advance Notice Bylaw, is to ensure that stockholders seeking to nominate persons for election as directors cannot mislead their fellow stockholders in this manner.

II. The Notice Contains Materially False Information Regarding Nominee Qualifications and Experience and in Numerous Cases Fails to Provide Other Material Information Required by the Advance Notice Bylaw

In addition, the Notice fails to satisfy the requirements of the Advance Notice Bylaw in numerous other ways, including, without limitation, by providing materially false information regarding nominee qualifications and experience and in numerous cases failing to provide material information required by the Advance Notice Bylaw.

Materially False Information Regarding Nominee Qualifications

Section 1.4(c)(1)(L) of the Bylaws requires that the Notice include among other information, a completed and signed Questionnaire from each Stockholder Nominee. Section 1.4(c)(5) of the Bylaws requires a representation by the Noticing Stockholder as to the accuracy of the information set forth in the Notice (and Mr. Kellner made such representation in the Notice). Question 1(g) of the Questionnaire is “[i]f you ever served on the board of directors of a publicly traded company, has any proxy advisory firm (including Institutional Shareholder Services or Glass, Lewis & Co. or their respective affiliates) issued an adverse recommendation regarding your candidacy as a director? If yes, please identify the company, year and reasons for the adverse recommendation, to the extent known.” Each of Messrs. Kellner, Deutsch and Chioini checked “No” and provided no response to the “If yes” prompt. However, each of these responses is categorically false. A basic search of recommendations presently available on the databases of Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) reveals at least nine adverse recommendations with respect to the three proposed nominees. With respect to Mr. Kellner, Glass Lewis recommended that stockholders “withhold” votes regarding his re-election at the 2010 annual meeting of Marshall & Ilsley Corporation (formerly NYSE: MI). Likewise, with respect to Mr. Deutsch, ISS recommended that stockholders “withhold” votes regarding his re-election to the board of directors of Esquire Financial Holdings, Inc. (Nasdaq: ESQ) in each of 2019 and 2022—the only years in which Mr. Deutsch has stood for re-election to ESQ’s board and where ISS has issued a related voting recommendation. Finally, with respect to Mr. Chioini, ISS recommended that stockholders of Rockwell Medical, Inc. (Nasdaq: RMTI) “withhold” votes on his re-election in each of the last five annual meetings at which he stood for re-election (i.e., at the 2003, 2006, 2009, 2012, and 2015 annual meetings); similarly, Glass Lewis recommended that stockholders “withhold” on Mr. Chioini’s re-election to the Rockwell Medical board in 2012. The fact that each of the three proposed nominees concealed material information required to be truthfully disclosed in the Notice is (1) a clear and material violation of the Advance Notice Bylaw, (2) constitutes, in each case, an independent basis to disqualify each of Messrs. Kellner, Deutsch and Chioini as a proposed nominee, and (3) in each case, makes Mr. Kellner’s representation as to the accuracy of the information set forth in the Notice as required by Section 1.4(c)(5) of the Bylaws materially false. Moreover, while the Company was able to objectively determine the falsity of these response based on a review of available ISS and Glass Lewis reports, these blatantly false disclosures appear to be part of a pattern of false, misleading, or incomplete disclosures intended to mislead stockholders and raise the question of what other information furnished in the Notice may be false or otherwise misleading.

Material Omission of Nominee Biographical Information

Section 1.4(c)(1)(B) of the Bylaws requires for each Stockholder Nominee disclosure of “a complete biography and statement of the Stockholder Nominee’s qualifications, including the principal occupation or employment of the Stockholder Nominee (at present and for the past five (5) years).” The Notice fails to satisfy this requirement with respect to Mr. Chioini as it fails to describe Chioini’s business experience—that is, his principal occupation or employment—during at least the time period spanning from five years prior to the date of the Notice (August 4, 2018) through the founding of his consultancy business Bright Rock Holdings, LLC at some point in 2019. This omission is particularly noteworthy in light of the contentious circumstances of Mr. Chioini’s departure from Rockwell Medical in 2018. The Notice fails to mention that Mr. Chioini was terminated by the board of directors of Rockwell Medical and then reportedly refused to accept such determination and purportedly issued an unsanctioned Form 8-K from Rockwell Medical with assertions about certain members of such board of directors. 3 Accordingly, an understanding of the nature of Mr. Chioini’s principal occupation or employment during the intervening period is highly material, and the omission of this material information both clearly fails to satisfy the requirements of the Advance Notice Bylaw and also represents another example of false, misleading or incomplete disclosures intended to deceive stockholders.

Failure to Disclose Certain Stockholder Associated Persons

Section 1.4(c)(3)(A) of the Bylaws requires disclosure of “the full legal name (and any alias names used) and address of each Holder . .. . and the full legal name (and any alias names used) and address of each Stockholder Associated Person, if any.” The Notice fails to satisfy this requirement in a number of respects. First, the Notice fails to provide the full legal names of at least 10 family members who are listed as “Other Stockholder Associated Persons” on Exhibit B of the Notice. Further, the Notice fails to disclose the addresses and certain full names (and any alias names used) for Stockholder Associated Persons Tudor, Xirinachs, Tusa, River Rock, and Looking Glass Capital Consultants Inc. While Mr. Kellner’s family office is listed on Exhibit B, Mr. Deutsch does not list the full name of his family office or explicitly state its address despite it appearing to be an Associate or Affiliate of his, and therefore, a Stockholder Associated Person. Upon a cursory review of Form Ds and Form ADVs available on EDGAR, Mr. Kellner appears to own more than 10% of other entities that are not disclosed on Exhibit B as Stockholder Associated Persons. For example, Mr. Kellner appears to own 10% or more of entities such as Lakeview Equity Partners, LLC, FM Qualified Opportunity Fund LLC, and Coyote Fund, LLC. While it is possible some of these entities may have been wound down or may no longer be affiliated with Mr. Kellner, we raise them to underscore that the list of Stockholder Associated Persons is materially incomplete, and, to the extent there are Stockholder Associated Persons that are not named, numerous other disclosures are rendered defective by not responding with respect to the appropriate set of Stockholder Associated Persons.

3 See “Rockwell Medical Issues Statement,” May 24, 2018, available from: https://www.prnewswire.com/news-releases/rockwell-medical-issues-statement-300654699.html.

Failure to Disclose Certain Ownership Information

Section 1.4(c)(3)(B) of the Bylaws requires disclosure of the Specified Information (as defined therein) with respect to the Holders, and Section 1.4(c)(1)(C) requires disclosure of the Specified Information with respect to each Stockholder Nominee and any member of such Stockholder Nominee’s immediate family or any person acting in concert with such Stockholder Nominee. The Notice purports to set forth responses to some of the required items of Specified Information on pages 15–16 of the Notice—specifically, clauses (i), (viii), (ix) and (xi) of Section 1.4(c)(3)(B)—but omits any affirmative or negative response to clauses (ii)–(vii) and (x) of Section 1.4(c)(3)(B) for each Holder and each Stockholder Nominees (and his immediate family members and any persons acting in concert with him). We note that the Notice does not provide any indication as to how non-responses to a particular disclosure requirement should be treated. Accordingly, by not responding to seven clauses for all of the Holders and Stockholder Nominees (and certain related persons), the Notice fails to satisfy this requirement in an incalculable but certainly substantial number of ways. This deprives the Company and its Board (and later, the other stockholders) from understanding whether any Holders, Stockholder Associated Persons or Stockholder Nominees (or their immediate family members or other persons acting in concert), for example, (1) hold any short positions or other Derivative Instruments with respect to the Company or (2) have any voting arrangements or Short Interests, any proportionate interests in the Company’s securities through any entities, or any contracts with any principal competitors of the Company. These omissions are particularly concerning because, as just one example, the ownership of Derivative Instruments or Short Instruments could be used to profit at the same time that a Holder or Stockholder Associated Person was disparaging the Company (e.g., when Mr. Tudor was disparaging the Company and its personnel on stock message boards).

Failure to Disclose Dates of First Contact with Stockholder Nominees

Section 1.4(c)(1)(H) of the Bylaws requires, for each Stockholder Nominee, disclosure of “the dates of first contact between any Holder and/or Stockholder Associated Person, on the one hand, and the Stockholder Nominee, on the other hand, with respect to (i) the [Company] and (ii) any proposed nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re-election to the Board of Directors.” However, the disclosure set forth on page 11 of the Notice in apparent response to this requirement plainly fails to satisfy this requirement as it does not provide the specific dates when each of the three Stockholder Nominees first had contact with any Holder or Stockholder Associated Person with respect to the Company or any proposed nominations. Instead of specific dates of first contact, the Notice merely provides generalizations, such as references to “late 2021.” Through text messages, emails and/or call records, many of the dates of first contact would have been easily discernible, and yet there is no responsive disclosure provided in respect to this requirement nor any effort to explain why specific dates of first contact could not be discerned with any certainty in certain cases. We note that Mr. Chioini was proposed as a nominee on three occasions (first by Lautz in April 2022, then by Mr. Jorgl in July 2022, and now by Mr. Kellner in August 2023), but the Notice fails to disclose any specific date of first contact with any Holder and/or Stockholder Associated Person (which includes Messrs. Tudor, Xirinachs, Lautz, Tusa, and others) for any of his proposed nominations (despite the fact that he purports not to be an AIM stockholder and a record holder of AIM stock must necessarily be involved to make nominations). The Notice also fails to provide the dates of first contact among each Stockholder Nominee and other Stockholder Associated Persons. For example, there is no disclosure describing when Messrs. Deutsch and Kellner first were in contact with each other about proposing nominations for the Board (let alone for the 2023 Annual Meeting) or with respect to the Company. The Notice also omits any disclosure regarding first contacts involving Messrs. Deutsch and Kellner with Stockholder Associated Person Franz Tudor regarding the Company or Mr. Tudor’s extensive efforts to nominate director candidates, including his roles in the Lautz attempted nomination and the Jorgl attempted nomination.

Failure to Disclose Information Required by the Proxy Rules

Section 1.4(c)(1)(K) of the Bylaws requires a Noticing Stockholder to provide “any other information relating to Stockholder Nominee that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such Stockholder Nominee’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected).” Further, Section 1.4(c)(3)(E) of the Bylaws requires any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Notice fails to satisfy these requirements in numerous ways by failing to provide the information required by the following Items in Exchange Act Rule 14a-101 (“Schedule 14A”):

(a) Stockholder Nominee Consents: The Stockholder Nominees each executed a nominee consent attached to the Notice as Exhibit A; however, the nominee consents only include the consent of each Stockholder Nominee to “being named as a nominee in any proxy statement filed by the Nominating Stockholder . . .” Thus, the nominee consents do not comply with Section 1.4(c)(1)(K) of the Bylaws, which requires a Notice to include each “Stockholder Nominee’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder….” (emphasis added) The consent requirement in Section 1.4(c)(1)(K) tracks revisions to Rule 14a-4(d)(1)(i) made by the SEC in connection with the adoption of the universal proxy card rules (Rule 14a-19). As part of the SEC’s universal proxy rulemaking, Rule 14a-4(d)(1)(i) was revised to change the requirement that a nominee consent to being named in “the” proxy statement of the party nominating the nominee—which is what the nominee consents in Exhibit A do—to a more general requirement that a nominee consent to being named in “a” proxy statement, meaning the proxy statements of any side in the proxy contest. This revision was necessary to facilitate the ability of every contestant in a proxy contest to name all nominees, without regard to whom nominated them, on a universal proxy card. This defect is especially consequential not only because it fails to satisfy the clear requirement of the Advance Notice Bylaw, but also because, if the Company were to determine it is required to use a universal proxy card for the 2023 Annual Meeting, the Company does not have the consent of Messrs. Chioini, Deutsch and Kellner to name them on its universal proxy card because of the deficient nominee consents included in the Notice do not give the Company consent to name them in the Company’s proxy statement.

(b) Item 4(b)(1) requires a statement of the person by whom the solicitation is made and a description of the methods employed and to be employed to solicit security holders. The Notice provides no response to this requirement. By failing to state who the participants (as defined in Instruction 3 to Item 4 of Schedule 14A) in the Holders and/or Stockholder Associated Persons’ solicitation will be, the Notice fails to respond to several other requirements under Schedule 14A or provides incomplete and misleading disclosure resulting in defective responses to the requirements of the Advance Notice Bylaw. If accurate, the Notice could have simply included a statement about who the Holders and/or Stockholder Associated Persons expected would be the participants in their solicitation or otherwise noted that the participants were not yet all known. Instead, the Notice simply decided to ignore this requirement entirely, thereby omitting material information required by the Advance Notice Bylaw.

(c) Items 4(b)(2)–(3)(iii) require disclosures about whether any regular employees or other participants are to be employed to solicit security holders of the Company or any specially engaged employees, representatives or other persons have been or are to be employed to solicit security holders of the Company. The Notice provides no response to this requirement. In connection with the 2022 solicitation, Alliance Advisors, LLC was retained as a proxy solicitor for the Jorgl nominations, and the Notice states in a separate section that “[we] also expect to engage a proxy solicitor firm in connection with [our] efforts.” However, in contravention of this requirement, the Notice fails to disclose the anticipated cost of retaining such a proxy solicitor and certain other information relating to the solicitation if a regular employee of any participant (e.g., Mr. Deutsch’s part-time employee Mr. Tudor) is to be employed in the solicitation of proxies.

(d) Item 4(b)(4) requires a statement of the total amount estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of security holders of the Company. The Notice omits this information, which is of particular relevance for AIM stockholders and the Company considering Messrs. Kellner, Deutsch, and Chioini are seeking reimbursement not only for all expenses related to their 2023 nominations but also for all expenses related to the 2022 Jorgl nominations and related litigation (and do not intend to submit the question of such reimbursement to a vote the AIM stockholders).

(e) Item 5(b)(1) requires a description of any substantial interest, direct or indirect, by security holdings or otherwise, of each participant, in any manner to be acted upon at the meeting, and is also required to include, with respect to each participant, the following information, or a fair and accurate summary thereof:

(i) Item 5(b)(1)(i) requires the name and business address of each participant. The Notice fails to name the expected participants in the proxy solicitation, and therefore fails to satisfy the requirements of Item 5(b)(1)(i).

(ii) Item 5(b)(1)(ii) requires the participant’s present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on. The Notice fails to name the expected participants in the proxy solicitation, and therefore fails to satisfy the requirements of Item 5(b)(1)(ii).

(iii) Item 5(b)(1)(vii) requires that if any part of the purchase price or market value of any of the shares purchased or sold within the past two years by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the participant must disclose the amount of the indebtedness as of the latest practicable date. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, it also requires a description of the transaction and the names of the parties. The Notice omits reference to these requirements in their entirety. To the extent that the Stockholder Nominees, Holders, Stockholder Associated Persons or expected participants in their solicitation borrowed or otherwise obtained funds to acquire or hold securities of the Company, the Notice fails to satisfy this disclosure requirement.

(f) Item 401(a) of Regulation S-K requires certain information regarding any arrangement or understanding between the nominees and any other person(s) (naming such person(s)) pursuant to which the nominee was or is to be selected as a director or nominee. The Notice fails to satisfy this requirement for the reasons set forth in Part I of this letter.

Failure to Disclose Schedule 13D Information Regarding Stockholder Associated Persons

Section 1.4(c)(3)(D) of the Bylaws requires the disclosure of “all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any” (emphasis added). In response to this requirement, the Notice incorporates by reference that certain Schedule 13D filed by Messrs. Kellner and Deutsch on July 27, 2023 (the “July 2023 13D”) in response to this requirement. However, this response fails to satisfy the Advance Notice Bylaw, as the July 2023 13D fails to disclose information for each Stockholder Associated Person, as required by the Advance Notice Bylaw, and this information is not otherwise included in the Notice. For example, the Notice fails to disclose, for each other Stockholder Associated Person, among other things, the economic ownership (including certain derivatives) of such person, the source of funds and, importantly, the purpose of the transactions underlying the Schedule 13D filing. These purposes could include, among other things, extraordinary corporate transactions such as mergers, material asset divestitures or changes to the composition of the Board. This information is critical for the Board and AIM stockholders to appropriately assess any nominations and the interests and/or motives of those with whom they associate or have acted in concert in seeking a change in control of the Company.

Inaccurate Certification Regarding Compliance with Legal Requirements

Section 1.4(c)(3)(G) of the Bylaws requires “a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Company and/or such person’s acts or omissions as a stockholder of the Company.” The July 2023 13D discloses an incomplete account of the plans and proposals of the reporting persons Deutsch and Kellner and omits material information about contracts, arrangements, understandings and relationships with respect to the securities of the Company. With respect to the foregoing, Part I of this letter is hereby incorporated by reference. Further, the July 2023 13D omits plans and proposals related to fundamental matters of corporate policy including, among other things, mergers and separations of material portions of the Company’s underlying business. The Holders’ prior and ongoing violations of Section 13(d) have not been remedied and other stockholders are likely to be misled as to the intentions of the Holders. As the Company has detailed in its papers filed in the United States District Court for the Middle District of Florida against Messrs. Tudor, Deutsch, Kellner, Jorgl, and Lautz and MCEF Capital LLC, including a complaint filed on July 15, 2022, the Holders and certain Stockholder Associated Persons have violated the requirements of Section 13(d) of the Exchange Act by failing to timely file (and amend) a non-misleading Schedule 13D (the “Florida Litigation”). On August 7, 2023, the Company filed a motion for the Court to reconsider its dismissal of the Florida Litigation.

* * *

For each of the reasons set forth above, the Notice fails to satisfy the requirements set forth in the Advance Notice Bylaw. Accordingly, the Notice does not constitute a valid notice of nominations for the 2023 Annual Meeting, and as the deadline for providing timely and proper notice of nominations to be considered at the 2023 Annual Meeting has passed, any nominations that purport to be made pursuant to the Notice will be disregarded and will not be considered at the 2023 Annual Meeting.

The Company expressly reserves any right or claim that it may have with respect to the Notice and the matter of nominations with respect to the 2023 Annual Meeting. This letter should not be construed by any person as confirmation that the Notice otherwise complies with the Bylaws or applicable law, including, without limitation, the Exchange Act.

Sincerely,

/s/ Michael A. Pittenger
Michael A. Pittenger

cc:	John M. Seaman
Abrams & Bayliss LLP

Peter Rodino, Chief Operating Officer, Executive Director for Governmental Relations, General Counsel, and Secretary
AIM ImmunoTech Inc.

Shaun J. Mathew, P.C.
Kirkland & Ellis LLP